Filed pursuant to Rule 433

Registration No. 333-269522

Issuer Free Writing Prospectus dated February 7, 2023

Relating to Preliminary Prospectus Supplement dated February 7, 2023

Term Sheet

February 7, 2023

Issuer:	Intel Corporation
Anticipated Ratings*:	A2 (Moody’s) / A (S&P) / A- (Fitch)
Security Type:	SEC Registered
Trade Date:	February 7, 2023
Expected Settlement Date**:	February 10, 2023 (T+3)
Use of proceeds:	General corporate purposes, including, but not limited to, refinancing of outstanding debt, funding for working capital and capital expenditures.

4.875% Senior Notes due 2026

Size:	$1,500,000,000
Maturity Date:	February 10, 2026
Coupon:	4.875%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	100.000%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 3.875% due January 15, 2026
Benchmark Treasury Price/Yield:	99-10/4.125%
Spread to Benchmark Treasury:	+75 bps
Yield:	4.875%
Make-Whole Call:	T+15 bps for any redemption prior to maturity
CUSIP/ISIN:	458140CD0/US458140CD04

4.875% Senior Notes due 2028

Size:	$1,750,000,000
Maturity Date:	February 10, 2028
Coupon:	4.875%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.917%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 3.500% due January 31, 2028
Benchmark Treasury Price/Yield:	98-14+/3.844%
Spread to Benchmark Treasury:	+105 bps
Yield:	4.894%
Make-Whole Call:	T+20 bps for any redemption prior to January 10, 2028
Par Call:	On or after January 10, 2028
CUSIP/ISIN:	458140CE8/US458140CE86

5.125% Senior Notes due 2030

Size:	$1,250,000,000
Maturity Date:	February 10, 2030
Coupon:	5.125%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.971%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 3.500% due January 31, 2030
Benchmark Treasury Price/Yield:	98-09+/3.780%
Spread to Benchmark Treasury:	+135 bps
Yield:	5.130%
Make-Whole Call:	T+25 bps for any redemption prior to December 10, 2029
Par Call:	On or after December 10, 2029
CUSIP/ISIN:	458140CF5/US458140CF51

5.200% Senior Notes due 2033

Size:	$2,250,000,000
Maturity Date:	February 10, 2033
Coupon:	5.200%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.715%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 4.125% due November 15, 2032
Benchmark Treasury Price/Yield:	103-18/3.687%
Spread to Benchmark Treasury:	+155 bps
Yield:	5.237%
Make-Whole Call:	T+25 bps for any redemption prior to November 10, 2032
Par Call:	On or after November 10, 2032
CUSIP/ISIN:	458140CG3/US458140CG35

5.625% Senior Notes due 2043

Size:	$1,000,000,000
Maturity Date:	February 10, 2043
Coupon:	5.625%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.940%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 4.000% due November 15, 2042
Benchmark Treasury Price/Yield:	101-20+/3.880%
Spread to Benchmark Treasury:	+175 bps
Yield:	5.630%
Make-Whole Call:	T+30 bps for any redemption prior to August 10, 2042
Par Call:	On or after August 10, 2042
CUSIP/ISIN:	458140CH1/US458140CH18

5.700% Senior Notes due 2053

Size:	$2,000,000,000
Maturity Date:	February 10, 2053
Coupon:	5.700%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.957%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 3.000% due August 15, 2052

Benchmark Treasury Price/Yield:	86-20/3.753%
Spread to Benchmark Treasury:	+195 bps
Yield:	5.703%
Make-Whole Call:	T+30 bps for any redemption prior to August 10, 2052
Par Call:	On or after August 10, 2052
CUSIP/ISIN:	458140CJ7/US458140CJ73

5.900% Senior Notes due 2063

Size:	$1,250,000,000
Maturity Date:	February 10, 2063
Coupon:	5.900%
Interest Payment Dates:	February 10 and August 10, commencing on August 10, 2023
Price to Public:	99.954%, plus accrued interest from February 10, 2023, if any.
Benchmark Treasury:	UST 3.000% due August 15, 2052
Benchmark Treasury Price/Yield:	86-20/3.753%
Spread to Benchmark Treasury:	+215 bps
Yield:	5.903%
Make-Whole Call:	T+35 bps for any redemption prior to August 10, 2062
Par Call:	On or after August 10, 2062
CUSIP/ISIN:	458140CK4/US458140CK47

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc.
Evercore Group L.L.C.
ICBC Standard Bank Plc***
NatWest Markets Securities Inc.
Academy Securities, Inc.
Blaylock Van, LLC
Loop Capital Markets LLC
Tigress Financial Partners LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

***

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the securities constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.